Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Thursday, July 11, 2013

COMMERCE BANCSHARES, INC. ANNOUNCES SECOND
QUARTER EARNINGS PER SHARE OF $.72

Commerce Bancshares, Inc. announced earnings of $.72 per share for the three months ended June 30, 2013 compared to $.76 per share in the second quarter of 2012 and $.67 per share in the previous quarter. Net income for the second quarter amounted to $65.8 million, compared to $70.7 million in the same quarter last year and $61.0 million last quarter. For the quarter, the return on average assets totaled 1.20%, the return on average equity was 12.1% and the efficiency ratio was 59.7%.

For the six months ended June 30, 2013, earnings per share totaled $1.39 compared to $1.46 in the first six months of 2012. Net income amounted to $126.8 million for the first six months of 2013 compared with $136.5 million for the same period last year. The return on average assets for the first six months was 1.17% and the return on average equity was 11.7%.

In making this announcement, David W. Kemper, Chairman and CEO, said, “Our second quarter was highlighted by continued strong growth in loans, improved net interest income and continued fee income growth. Compared to the previous quarter, average loans increased $242 million, or 10.0% annualized, with growth coming from both commercial and consumer lending activities. Over the past two quarters, we have had strong loan demand with an improving economy and average loans have grown $490 million, or over 10% annualized. We continue to see growth in revenues from our trust and corporate card businesses which grew by 8.0% and 8.6%, respectively, compared to the second quarter of last year, while non-interest expense remained flat with the same quarter last year.”

Mr. Kemper continued, “Net loan charge-offs for the current quarter totaled $9.4 million, compared to $8.2 million in the second quarter of 2012 and $7.8 million in the previous quarter. Consumer net loan charge-offs increased by $486 thousand this quarter on higher credit card loan losses but lower losses on consumer and personal real estate loans. Commercial loan losses increased $1.1 million due to higher business real estate loan losses. During the current quarter, the provision for loan losses totaled $7.4 million, or $2.0 million less than net loan charge-offs. Our allowance for loan losses amounted to $166.0 million this quarter, representing 3.2 times our non-performing assets. Total non-performing assets decreased $6.4 million from the previous quarter to $52.5 million this quarter.”

(more)

     Total assets at June 30, 2013 were $21.9 billion, total loans were $10.4 billion, and total deposits were $17.9 billion. During the quarter, the Company repurchased approximately 383,000 shares of its common stock at an average price per share of $39.90. Also on May 15, 2013, the Company announced plans to acquire Summit Bancshares, Inc., Tulsa, Oklahoma with loans of $213 million and deposits of $231 million. It is expected that this transaction will be completed in the third quarter of 2013.

Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in approximately 360 locations in Missouri, Illinois, Kansas, Oklahoma and Colorado. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, and private equity activities.

Summary of Non-Performing Assets and Past Due Loans

(Dollars in thousands)	3/31/2013	6/30/2013	6/30/2012
Non-Accrual Loans	$44,739	$39,092	$62,177
Foreclosed Real Estate	$14,191	$13,434	$20,095
Total Non-Performing Assets	$58,930	$52,526	$82,272
Non-Performing Assets to Loans	.59%	.51%	.88%
Non-Performing Assets to Total Assets	.27%	.24%	.40%
Loans 90 Days & Over Past Due — Still Accruing	$15,015	$12,509	$11,297

This financial news release, including management's discussion of second quarter results, is posted to the Company's web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at 1000 Walnut Street, Suite 700
Kansas City, MO 64106
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Six Months Ended
(Unaudited)	March 31, 2013	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$150,343	$159,458	$165,105	$309,801	$324,842
Taxable equivalent net interest income	156,708	165,942	171,186	322,650	336,852
Non-interest income	99,877	102,676	100,816	202,553	195,399
Investment securities gains (losses), net	(2,165)	(1,568)	1,336	(3,733)	5,376
Provision for loan losses	3,285	7,379	5,215	10,664	13,380
Non-interest expense	155,037	156,966	156,340	312,003	306,801
Net income attributable to Commerce Bancshares, Inc.	61,017	65,805	70,733	126,822	136,532
Cash dividends	20,435	20,431	20,216	40,866	40,654
Net total loan charge-offs (recoveries)	7,785	9,379	8,214	17,164	19,379
Business	(50)	(87)	(3,600)	(137)	(3,490)
Real estate — construction and land	(532)	(744)	116	(1,276)	336
Real estate — business	(104)	1,253	1,839	1,149	3,334
Consumer credit card	6,048	6,935	5,930	12,983	12,103
Consumer	1,709	1,452	1,974	3,161	4,605
Revolving home equity	139	156	943	295	1,303
Real estate — personal	373	172	679	545	748
Overdraft	202	242	333	444	440
Per common share:
Net income — basic	$.67	$.72	$.77	$1.39	$1.47
Net income — diluted	$.67	$.72	$.76	$1.39	$1.46
Cash dividends	$.225	$.225	$.219	$.450	$.438
Diluted wtd. average shares o/s	90,444	90,159	92,056	90,301	92,520
RATIOS
Average loans to deposits (1)	54.65%	56.68%	55.26%	55.66%	55.39%
Return on total average assets	1.13%	1.20%	1.38%	1.17%	1.34%
Return on total average equity	11.38%	12.07%	12.80%	11.73%	12.42%
Non-interest income to revenue (2)	39.92%	39.17%	37.91%	39.53%	37.56%
Efficiency ratio (3)	61.76%	59.73%	58.53%	60.72%	58.72%
AT PERIOD END
Book value per share based on total equity	$24.02	$23.23	$24.26
Market value per share	$40.83	$43.55	$36.10
Allowance for loan losses as a percentage of loans	1.68%	1.60%	1.90%
Tier I leverage ratio	8.92%	9.08%	9.73%
Tangible common equity to assets ratio (4)	9.26%	9.06%	10.16%
Common shares outstanding	90,739,038	90,673,953	91,967,960
Shareholders of record	4,127	4,107	4,184
Number of bank/ATM locations	359	356	361
Full-time equivalent employees	4,725	4,720	4,702
OTHER QTD INFORMATION
High market value per share	$40.89	$44.62	$39.05
Low market value per share	$35.40	$38.46	$34.45

(1)	Includes loans held for sale.

(2)	Revenue includes net interest income and non-interest income.

(3)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(4)
The tangible common equity ratio is calculated as stockholders’ equity reduced by goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Six Months Ended
(Unaudited) (In thousands, except per share data)	March 31, 2013	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Interest income	$158,745	$167,255	$174,624	$326,000	$344,590
Interest expense	8,402	7,797	9,519	16,199	19,748
Net interest income	150,343	159,458	165,105	309,801	324,842
Provision for loan losses	3,285	7,379	5,215	10,664	13,380
Net interest income after provision for loan losses	147,058	152,079	159,890	299,137	311,462
NON-INTEREST INCOME
Bank card transaction fees	38,550	40,700	38,434	79,250	73,167
Trust fees	25,169	25,734	23,833	50,903	46,647
Deposit account charges and other fees	18,712	19,602	19,975	38,314	39,311
Capital market fees	4,391	3,305	5,010	7,696	11,881
Consumer brokerage services	2,686	2,853	2,576	5,539	5,102
Loan fees and sales	1,473	1,314	1,706	2,787	3,267
Other	8,896	9,168	9,282	18,064	16,024
Total non-interest income	99,877	102,676	100,816	202,553	195,399
INVESTMENT SECURITIES GAINS (LOSSES), NET
Impairment (losses) reversals on securities	1,389	(293)	3	1,096	5,590
Noncredit-related reversals on securities not expected to be sold	(1,831)	(195)	(353)	(2,026)	(6,260)
Net impairment losses	(442)	(488)	(350)	(930)	(670)
Realized gains (losses) on sales and fair value adjustments	(1,723)	(1,080)	1,686	(2,803)	6,046
Investment securities gains (losses), net	(2,165)	(1,568)	1,336	(3,733)	5,376
NON-INTEREST EXPENSE
Salaries and employee benefits	90,881	89,569	87,511	180,450	177,054
Net occupancy	11,235	11,234	11,105	22,469	22,365
Equipment	4,683	4,680	4,999	9,363	10,188
Supplies and communication	5,589	5,797	5,667	11,386	11,280
Data processing and software	18,951	19,584	18,282	38,535	35,751
Marketing	3,359	4,048	4,469	7,407	8,291
Deposit insurance	2,767	2,790	2,618	5,557	5,138
Other	17,572	19,264	21,689	36,836	36,734
Total non-interest expense	155,037	156,966	156,340	312,003	306,801
Income before income taxes	89,733	96,221	105,702	185,954	205,436
Less income taxes	28,925	30,182	34,466	59,107	67,386
Net income	60,808	66,039	71,236	126,847	138,050
Less non-controlling interest expense (income)	(209)	234	503	25	1,518
Net income attributable to Commerce Bancshares, Inc.	$61,017	$65,805	$70,733	$126,822	$136,532
Net income per common share — basic	$.67	$.72	$.77	$1.39	$1.47
Net income per common share — diluted	$.67	$.72	$.76	$1.39	$1.46

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands)	March 31, 2013	June 30, 2013	June 30, 2012
ASSETS
Loans	$9,982,686	$10,370,155	$9,376,915
Allowance for loan losses	(168,032)	(166,032)	(178,533)
Net loans	9,814,654	10,204,123	9,198,382
Loans held for sale	9,085	8,941	8,874
Investment securities:
Available for sale	9,572,751	8,927,815	9,206,451
Trading	23,400	14,670	14,313
Non-marketable	118,620	113,470	116,190
Total investment securities	9,714,771	9,055,955	9,336,954
Short-term federal funds sold and securities purchased under agreements to resell	7,820	22,990	7,455
Long-term securities purchased under agreements to resell	1,200,000	1,200,000	850,000
Interest earning deposits with banks	199,956	6,816	92,544
Cash and due from banks	413,019	399,687	410,666
Land, buildings and equipment — net	355,464	352,462	350,897
Goodwill	125,585	125,585	125,585
Other intangible assets — net	4,870	4,517	6,381
Other assets	381,984	529,275	355,253
Total assets	$22,227,208	$21,910,351	$20,742,991
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$6,170,274	$5,811,473	$5,637,373
Savings, interest checking and money market	9,802,838	9,573,390	8,983,090
Time open and C.D.’s of less than $100,000	1,061,350	1,039,131	1,113,824
Time open and C.D.’s of $100,000 and over	1,480,405	1,472,944	1,097,346
Total deposits	18,514,867	17,896,938	16,831,633
Federal funds purchased and securities sold under agreements to repurchase	1,126,858	1,620,694	1,305,745
Other borrowings	102,783	102,766	111,292
Other liabilities	303,509	183,166	263,552
Total liabilities	20,048,017	19,803,564	18,512,222
Stockholders’ equity:
Preferred stock	—	—	—
Common stock	458,646	458,646	446,387
Capital surplus	1,101,445	1,094,922	1,033,523
Retained earnings	517,792	563,166	671,297
Treasury stock	(32,501)	(35,771)	(61,388)
Accumulated other comprehensive income	129,763	21,864	136,732
Total stockholders’ equity	2,175,145	2,102,827	2,226,551
Non-controlling interest	4,046	3,960	4,218
Total equity	2,179,191	2,106,787	2,230,769
Total liabilities and equity	$22,227,208	$21,910,351	$20,742,991

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS — AVERAGE RATES AND YIELDS

(Unaudited) (Dollars in thousands)	For the Three Months Ended
	March 31, 2013			June 30, 2013		June 30, 2012
	Average Balance	Avg. Rates Earned/Paid		Average Balance	Avg. Rates Earned/Paid	Average Balance	Avg. Rates Earned/Paid
ASSETS:
Loans:
Business (A)	$3,156,594	3.17%		$3,253,577	3.07%	$2,895,167	3.58%
Real estate — construction and land	351,573	3.87		373,359	3.94	360,000	4.24
Real estate — business	2,230,453	4.17		2,216,876	4.14	2,205,561	4.71
Real estate — personal	1,600,138	4.08		1,664,988	3.97	1,475,930	4.46
Consumer	1,343,210	5.03		1,430,832	4.69	1,134,838	5.73
Revolving home equity	428,696	4.08		425,762	3.96	449,416	4.17
Consumer credit card	755,167	11.38		741,793	11.20	712,708	11.87
Overdrafts	5,406	—		6,369	—	5,663	—
Total loans (B)	9,871,237	4.49		10,113,556	4.34	9,239,283	4.95
Loans held for sale	9,096	3.79		9,003	4.05	9,053	3.91
Investment securities:
U.S. government and federal agency obligations	398,215	(.59)	(C)	400,027	5.15	330,648	7.58
Government-sponsored enterprise obligations	468,608	1.86		439,075	1.74	265,620	2.06
State and municipal obligations (A)	1,603,064	3.79		1,634,196	3.61	1,322,987	4.03
Mortgage-backed securities	3,514,370	2.59		3,272,580	2.77	4,010,276	2.89
Asset-backed securities	3,206,907.93			3,199,393.91		2,900,122	1.13
Other marketable securities (A)	193,413	3.21		188,267	2.97	135,930	4.92
Total available for sale securities (B)	9,384,577	2.07		9,133,538	2.33	8,965,583	2.67
Trading securities (A)	27,729	1.90		22,355	2.40	22,748	2.65
Non-marketable securities (A)	119,407	6.20		118,888	16.92	122,651	8.60
Total investment securities	9,531,713	2.12		9,274,781	2.52	9,110,982	2.75
Short-term federal funds sold and securities purchased under agreements to resell	8,680.42			23,429.48		22,139.53
Long-term securities purchased under agreements to resell	1,178,333	2.01		1,200,000	1.94	850,000	2.17
Interest earning deposits with banks	130,357.24			116,510.26		163,075.28
Total interest earning assets	20,729,416	3.23		20,737,279	3.36	19,394,532	3.75
Non-interest earning assets (B)	1,196,078			1,184,066		1,154,720
Total assets	$21,925,494			$21,921,345		$20,549,252
LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	$603,644.12			$639,747.11		$584,196.12
Interest checking and money market	9,142,100.17			8,932,987.14		8,369,306.21
Time open & C.D.’s of less than $100,000	1,068,695.66			1,052,574.63		1,128,716.71
Time open & C.D.’s of $100,000 and over	1,336,952.52			1,464,384.46		1,250,164.59
Total interest bearing deposits	12,151,391.25			12,089,692.22		11,332,382.30
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,200,818.07			1,544,623.07		1,109,693.06
Other borrowings	103,329	3.19		103,019	3.23	111,336	3.16
Total borrowings	1,304,147.32			1,647,642.27		1,221,029.35
Total interest bearing liabilities	13,455,538.25%			13,737,334.23%		12,553,411.30%
Non-interest bearing deposits	5,929,229			5,768,455		5,404,687
Other liabilities	366,562			228,966		367,763
Equity	2,174,165			2,186,590		2,223,391
Total liabilities and equity	$21,925,494			$21,921,345		$20,549,252
Net interest income (T/E)	$156,708			$165,942		$171,186
Net yield on interest earning assets		3.07%			3.21%		3.55%
(A) Stated on a tax equivalent basis using a federal income tax rate of 35%.
(B) The allowance for loan losses and unrealized gains/(losses) on available for sale securities are included in non-interest earning assets.
(C) Includes ($1.7 million) in inflation income on U.S.Treasury inflation-protected securities in the first quarter of 2013.

COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2013

For the quarter ended June 30, 2013, net income attributable to Commerce Bancshares, Inc. (net income) amounted to $65.8 million, an increase of $4.8 million over the previous quarter and a decrease of $4.9 million compared to the same quarter last year. The increase in net income over the previous quarter resulted mainly from higher net interest income of $9.1 million coupled with an increase in fee income of $2.8 million, but offset by a higher provision for loan losses of $4.1 million and growth in non-interest expense of $1.9 million. The increase in net interest income this quarter resulted from an increase in inflation related interest of $5.4 million on the Company's inflation-protected government securities, coupled with the reclassification of $2.6 million in interest received on the sale of a private equity investment which had been previously recorded as securities gains. For the current quarter, the return on average assets was 1.20%, the return on average equity was 12.07%, and the efficiency ratio was 59.73%.

Balance Sheet Review
During the 2nd quarter of 2013, average loans, including loans held for sale, increased $242.2 million (10.0% annualized) compared to the previous quarter and increased $874.2 million, or 9.5%, compared to the same period last year. On a period-end basis, loans increased $387.3 million over the previous quarter. This increase resulted from growth in business (up $208.8 million), construction (up $45.0 million), personal real estate (up $74.0 million) and consumer loans (up $42.5 million, mainly in automobile and fixed rate home equity loans). The increase in business loans mainly resulted from growth in tax-advantaged lending, aircraft lending, dealer floor plan and leasing activities. Demand for consumer automobile and fixed rate home equity lending remained strong as outstanding balances grew by $38.6 million and $25.2 million, respectively. However, marine and RV loans, included in the consumer loan portfolio, continued to run off this quarter by $21.3 million.

Total available for sale investment securities (excluding fair value adjustments) averaged $9.1 billion this quarter, down $251.0 million when compared to the previous quarter. This decline was the result of loan growth coupled with a decline in average deposits this quarter. Purchases of new securities, totaling $336.7 million in the 2nd quarter of 2013, were offset by maturities and pay downs of $794.9 million. At June 30, 2013, the duration of the investment portfolio was 2.7 years, and maturities and pay downs of approximately $1.9 billion are expected to occur during the next 12 months.

Total average deposits decreased $222.5 million, or 1.2%, during the 2nd quarter of 2013 compared to the previous quarter. Average deposits have increased $1.1 billion over the past 12 months on strong growth late in 2012. The decrease in average deposits this quarter resulted mainly from declines in business demand (decrease of $207.1 million) and money market accounts (decrease of $258.3 million) but partly offset by higher savings, interest checking accounts and jumbo certificates of deposit. Compared to the previous quarter, total average commercial deposits declined $178.0 million while private banking deposits declined $244.4 million. However, retail banking deposits grew by $160.0 million. The average loans to deposits ratio in the current quarter was 56.7%, compared to 54.7% in the previous quarter.

During the current quarter, the Company's average borrowings increased $343.5 million compared to the previous quarter, mainly due to an increase in average balances of federal funds purchased.

Net Interest Income
Net interest income (tax equivalent) in the 2nd quarter of 2013 amounted to $165.9 million compared with $156.7 million in the previous quarter, or an increase of $9.2 million. Net interest income (tax equivalent) for the current quarter decreased $5.2 million compared to the 2nd quarter of last year. During the 2nd quarter of 2013, the net yield on earning assets (tax equivalent) was 3.21%, compared with 3.07% in the previous quarter and 3.55% in the same period last year.

The increase in net interest income (tax equivalent) in the 2nd quarter of 2013 compared to the previous quarter was mainly due to an increase in inflation interest of $5.4 million on the Company's inflation-protected securities as a result of the higher Consumer Price Indices published this quarter, on which this interest is based. Inflation income totaled $3.7 million this quarter. As previously mentioned, interest on non-marketable securities increased mainly due to the reclassification of interest received on the sale of a private equity investment this quarter. Also, premium amortization expense was lower this quarter by $1.7 million due to a slowing of prepayment speeds on mortgage-backed securities resulting from an increase in interest rates this quarter.

Compared to the previous quarter, interest on loans increased $291 thousand (tax-equivalent) as a result of higher loan volumes but offset by the effects of lower rates, especially on consumer loans. The average rate earned on investment securities increased 40 basis points to 2.52% this quarter largely due to higher interest on inflation-protected securities and non-marketable securities, and lower premium amortization expense in the current quarter. These effects were partially offset by a decline in average securities balances.

Interest expense on deposits declined $674 thousand in the 2nd quarter of 2013 compared with the previous quarter as overall rates continued to decline slightly.

Non-Interest Income
In the 2nd quarter of 2013, total non-interest income amounted to $102.7 million, an increase of $1.9 million, or 1.8%, compared to the same period last year. Also, current quarter non-interest income increased $2.8 million when compared to amounts recorded in the previous quarter. The increase in non-interest income over the same period last year was mainly due to increased bank card and trust fees.

Total bank card fees in the current quarter increased $2.3 million, or 5.9%, over the same period last year as a result of an 8.6% increase in corporate card fees, which totaled $19.3 million this quarter. Credit card fees also grew by 5.8% while debit card fees grew 3.2%; however, debit card fees grew almost 10% compared to the previous quarter.

Trust fees for the quarter increased 8.0% compared to the same period last year, resulting mainly from continued growth in private client (up 9.3%) and institutional (up 7.9%) trust fees. Deposit

COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2013

account fees declined $373 thousand, or 1.9%, compared to last year as overdraft fees declined by $1.2 million, but were offset by combined growth in corporate cash management and other deposit fees of $847 thousand, or 7.5%. Year to date, overdraft fees have declined $2.2 million mainly as a result of a new posting routine on debit transactions which took effect in late February, but the effect of this change on overdraft fees has been better than expected. Capital market fees declined $1.7 million from the same quarter last year as demand from correspondent banks and other customers slowed later in the 2nd quarter.

Investment Securities Gains and Losses
Net securities losses totaled $1.6 million and, as mentioned above, included a reclassification of $2.6 million in interest received on a private equity investment which was sold this quarter and originally recorded as securities gains. In addition, during the quarter the Company donated appreciated securities and recognized a gain of $1.4 million. Other private equity fair value adjustments were minimal this quarter.

Also during the current quarter, the Company recorded credit-related impairment losses of $488 thousand on certain non-agency guaranteed mortgage-backed securities identified as other-than-temporarily impaired, compared to losses of $442 thousand in the previous quarter and $350 thousand in the same quarter last year. The cumulative credit-related impairment on these bonds totaled $12.2 million at quarter end. At June 30, 2013, the fair value of non-agency guaranteed mortgage-backed securities identified as other-than-temporarily impaired totaled $86.2 million, compared to $109.9 million at June 30, 2012.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $157.0 million, an increase of $1.9 million over the previous quarter and an increase of $626 thousand compared to the same quarter last year. Compared to the 2nd quarter of last year, salaries and benefits expense increased $2.1 million, or 2.4%, mainly due to an increase in salary costs of $2.5 million but offset by lower medical costs of $988 thousand. Growth in salaries expense resulted from added staffing mainly in the areas of commercial banking, wealth and commercial card. Full-time equivalent employees totaled 4,720 and 4,702 at June 30, 2013 and 2012, respectively.

Compared to the 2nd quarter of last year, equipment and marketing expense declined $740 thousand on a combined basis, mainly due to lower depreciation and reduced marketing expenditures. Occupancy, supplies and communications costs increased a total of 1.5%. Data processing and software costs grew by $1.3 million, or 7.1%, partly due to higher variable processing costs related to commercial card revenues. Legal, loan collection and professional fees increased $1.2 million this quarter over the same period last year. Other non-interest expense included a provision of $898 thousand on a letter of credit exposure (in addition to a $1.0 million provision in the previous quarter) and also included a donation expense of $1.5 million referenced above. Also, the 2nd quarter of 2012 included a $5.7 million charge related to certain VISA, USA litigation that did not reoccur in 2013.

Income Taxes
The effective tax rate for the Company was 31.4% in the current quarter, compared with 32.2% in the previous quarter and 32.8% in the 2nd quarter of 2012. The lower rate in the current quarter resulted mainly from higher levels of tax-exempt interest in the current quarter.

Credit Quality
Net loan charge-offs in the 2nd quarter of 2013 amounted to $9.4 million, compared with $7.8 million in the prior quarter and $8.2 million in the 2nd quarter of last year. The ratio of annualized net loan charge-offs to total average loans was .37% in the current quarter compared to .32% in the previous quarter.

In the 2nd quarter of 2013, annualized net loan charge-offs on average consumer credit card loans amounted to 3.75%, compared with 3.25% in the previous quarter and 3.35% in the same period last year. Consumer loan net charge-offs in the quarter amounted to .41% of average consumer loans, compared to .52% in the previous quarter and .70% in the same quarter last year. The provision for loan losses in the current quarter totaled $7.4 million, an increase of $4.1 million over the previous quarter and $2.2 million higher than in the same period last year. The current quarter provision for loan losses was $2.0 million less than net loan charge-offs, thereby reducing the allowance for loan losses to $166.0 million. At June 30, 2013 the allowance was 1.60% of total loans, excluding loans held for sale, and was 425% of total non-accrual loans.

At June 30, 2013, total non-performing assets amounted to $52.5 million, a decrease of $6.4 million from the previous quarter. Non-performing assets are comprised of non-accrual loans ($39.1 million) and foreclosed real estate ($13.4 million). At June 30, 2013, the balance of non-accrual loans, which represented .51% of loans outstanding, included business real estate loans of $12.7 million, construction and land loans of $10.2 million and business loans of $11.3 million. Loans more than 90 days past due and still accruing interest totaled $12.5 million at June 30, 2013.

Other
During the quarter the Company purchased approximately 383,000 shares of treasury stock at an average cost of $39.90 per share. Also on May 15, 2013 the Company announced plans to acquire Summit Bancshares, Inc., Tulsa, Oklahoma, with locations in Tulsa and Oklahoma City, and loans and deposits of $213 million and $231 million, respectively. It is expected that this transaction will be completed in the 3rd quarter of 2013.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statement.